Exhibit 23.1

   Consent of Independent Accountants

   We hereby consent to the incorporation by reference in each Prospectus constituting part of each Post-Effective Amendment No. 1 on Form S-3 to Form S-16 Registration Statement (Registration Nos. 2-62247 and 2-65638) and in each Prospectus constituting part of each Form S-3 Registration Statement or Post-Effective Amendment (Registration Nos. 33-3027, 33-16674, 33-19035, 33-40196 and 33-58741) and in each Form S-8 Registration Statement or Post-Effective Amendment (Registration Nos. 33-21506, 33-40199, 33-37548, 33-28064, 33-15639, 33-61986, 33-51121, 333-26361 and 333-32393) of Ball
   Corporation of our report dated January 28, 1998, except as to the note, "Subsequent Event," which is as of February 4, 1998 in the 1997 Annual Report to Shareholders which is incorporated by reference in the Annual Report on Form 10-K.



   /s/ PRICE WATERHOUSE LLP

   Indianapolis, Indiana

   March 31, 1998